Filed pursuant to Rule 424(b)(7)

Registration No. 333-187456

SUPPLEMENT NO. 1 TO PROSPECTUS DATED MAY 8, 2013

Clean Energy Fuels Corp.

5,000,000 Shares of Common Stock

This supplement no. 1 modifies and supersedes certain information contained in the prospectus dated May 8, 2013 of Clean Energy Fuels Corp., which is part of a Registration Statement on Form S-3 (File No. 333-187456) filed with the Securities and Exchange Commission relating to the offer and sale of securities by the selling stockholders named in the prospectus.  We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

This supplement no. 1 should be read in conjunction with that prospectus, including any prospectus supplements thereto and all information incorporated by reference therein, and this supplement no. 1 is qualified by reference to the prospectus, any other prospectus supplement thereto and such incorporated information, except to the extent that the information provided by this supplement no. 1 modifies and supersedes the information in the prospectus or any other prospectus supplement. This supplement no. 1 is not complete without, and may not be delivered or utilized except in conjunction with, the prospectus dated May 8, 2013 with respect to the securities described in the prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on May 8, 2013 (which document is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement no. 1 is June 14, 2013.

This supplement no. 1 is being provided for the sole purpose of amending and restating the table setting forth certain information about the selling stockholders that appears under the heading “Selling Stockholders” in the prospectus.  Such table, including the related footnotes, is amended and restated in full as set forth below.  The table below was prepared based on information publicly filed or supplied to us by the selling stockholders, and the information about the selling stockholders may change over time.

	Beneficial Ownership Prior to Offering		Number of Shares Offered
Name of Selling Stockholder	Number	Percentage	Hereby
GPSF Securities, Inc. (1)	2,500,000	2.75%	2,500,000
General Electric Company (2)	2,500,000	2.75%	2,500,000

(1)                                 Represents 2,500,000 shares of common stock underlying a warrant issued to GPSF Securities, Inc.  GPSF Securities, Inc. is wholly owned by GE Structured Finance, Inc., which in turn is wholly owned by General Electric Capital Corporation, which in turn is wholly owned by General Electric Company, a publicly traded company listed on the New York Stock Exchange.  GE Structured Finance, Inc., General Electric Capital Corporation and General Electric Company may be deemed to be the beneficial owner of the shares of common stock beneficially owned by GPSF Securities, Inc.

(2)                                 Represents 2,500,000 shares of common stock underlying a warrant issued to General Electric Company, a publicly traded company listed on the New York Stock Exchange.  General Electric Company may also be deemed to be the beneficial owner of the shares of common stock beneficially owned by GPSF Securities, Inc., as described in footnote 1 to this table.